Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-101478, 333-108477 and 333-73285; and Form S-8 No. 333-71899, 333-71961, 333-80011, 333-88291, 333-32534, 333-69012, 333-64032, 333-91446, 333-106222 and 333-116729) of Delphi Corporation and in the related Prospectuses of our reports dated March 3, 2009, with respect to the consolidated financial statements and schedule of Delphi Corporation, and the effectiveness of internal control over financial reporting of Delphi Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP
Ernst & Young LLP
Detroit, Michigan
March 3, 2009